Maariv Business Section - 8 Tamuz, 5766 / July 4, 2006

Financial Communication - Public & Investor Relations
Noam Yellin

DERIVING A DRUG FROM AN ILLNESS

The new CEO of the GammaCan biotech company arrived to Israel this week to recruit about 50 million shekels. The capital is being raised to finance clinical trials for a drug to treat skin cancer.

By Sophie Schulman

How many Israeli companies are run by Harvard graduates? A few months ago, Patrick Schnegelsberg (40), a graduate of the world’s most prestigious medical school, was appointed CEO of Israeli biotech company GammaCan.
Schnegelsberg assumed his position following the retirement of the Company’s founder - Vered Caplan - who still holds 13.7% of the shares, and ever since, he has been trying to revolutionize the small company, which only has 6 employees - however, like any other self-respecting biotechnology company, it plans to become a multi-million dollar enterprise.
Last week, Schnegelsberg arrived to Israel to begin the process of raising 30 to 50 million shekels for the company in order to finance clinical trials for a drug it is developing to treat skin cancer. Throughout this venture, Schnegelsberg will seek the assistance of Zeev Bronfeld, a veteran biotech aficionado in Israel who holds a bunch of shares at Biocell, D Medical and Nasvax, as well as 13.7% of GammaCan and as such, is one of the company’s biggest shareholders.
The company was founded in 1998 and in 2004, graduated to Wall Street through a merger within a shell corporation. The company is currently traded at a value of 28 million dollars after slipping 24% since the beginning of the year. “GammaCan’s history raised a great many doubts among investors, and what I am trying to say now is that the company is something else entirely”, says Schnegelsberg.
GammaCan started out when Prof. Professor Yehuda Shoenfeld, who was treating “Bubble Boy Disease”, discovered that antibodies injected into patients whose immune system is not functioning are able to stop cancer cells from spreading. Based on this discovery, the company tried to develop drugs to treat prostate cancer, colorectal cancer and skin cancer, however investors doubted GammaCan’s ability to commercialize them since after all, these are standard antibodies that can now be bought at fairly low cost.
Once he arrived, Schnegelsberg also recognized the problematics involved, and decided that GammaCan would focus on another area based on another one of Shoenfeld’s discoveries developed in collaboration with Prof. Pnina Fishman, CEO of the Can-Fite biotechnology company. This development is founded on research in which the two professors discovered that antibodies taken from people afflicted with the vitiligo skin disease, which manifests as irregular white patches of skin, are able to prevent skin cancer from spreading.

Schnegelsberg explains that most stages of skin cancer are treatable through surgical removal of the growth, however if the disease has progressed to the third and fourth stages, it becomes fatal - and this is where GammaCan’s antibody drug is meant to take over. In the United States, approximately 100 thousand patients every year reach the advanced stages of skin cancer, when the growth can no longer be surgically removed. Schnegelsberg estimates that the cost of the drug is expected to reach 50 thousand dollars, so that even if GammaCan only captures 5% of the market, this translates as a revenue of hundreds of millions of dollars.
GammaCan will shortly launch clinical trials for the drug, which is the aim of the capital raising. The company recently signed an agreement with the American Life Therapeutics company that specializes in blood plasma collection and plans on providing GammaCan with plasma from donors with vitiligo from which the antibodies will be derived. At this stage, Schnegelsberg is not revealing the terms of his agreement with Life Therapeutics, but it is safe to assume that the American company will be entitled to royalties or shares at GammaCan if the drug development is completed successfully and the drug starts to be sold on the market - but this is not expected to happen before 2011, according to the most optimistic scenario.